LEASE AGREEMENT ENTERED INTO BY AND BETWEEN MRS. BLANCA ESTELA COLUNGA SANTELICES, BY HER OWN RIGHT, HEREINAFTER REFERRED TO AS "COLUNGA", AND PALL LIFE SCIENCES MEXICO, S. DE R.L. DE C.V., REPRESENTED HEREIN BY MR. LEOBARDO TENORIO MALOF, AS ITS ATTORNEY-IN-FACT, HEREINAFTER REFERRED TO AS "PALL", ACCORDING TO THE FOLLOWING RECITALS AND CLAUSES.
RECITALS
I.    COLUNGA STATES:

A)
That she acquired being married under separate property regime, and she is the title holder of plot number 7, block 930 of Parque Industrial El Florido, Seccion Colinas, in Tijuana, Baja California, with a surface area of 11,092.22 square meters, as established in public deed number 40,888, issued by Mr. Ricardo del Monte Nunez, Notary Public No. 8, in and for this city, duly registered in the Public Registry of Property and Commerce, of the city of Tijuana, B.C., under file number 5203904, Civil Section, on January 12, 2001.

B)
That in the aforementioned plot, she built, on her own account, a building for light industrial manufacturing and warehousing, with a surface area of 62,000.00 square feet, same that has a production and/or warehousing area, offices, snack bar, men and woman's rest rooms and 52 (fifty two) parking spaces. The address of said real property is that located at Calle Colinas No. 11730, Parque Industrial El Florido, Seccion Colinas, Delegacion La Presa, Tijuana, B.C. 22680.

C)
That it is her wish to give in lease, the lot and the construction which is referred to in paragraphs A) and B) of these recitals, hereinafter referred as the LEASED PREMISES. The LEASED PREMISES are described in the plot plan attached hereto as Exhibit 1.

D)
That the LEASED PREMISES shall be destined for the industrial use needed by PALL, by this, the light manufacturing and warehousing of products. The LEASED PREMISES has within its boundaries the infrastructure services of water, sewage, electric energy and telephone.

II.    PALL THROUGH ITS LEGAL REPRESENTATIVE STATES:

A)	That he/she has the necessary faculties to execute the present agreement on behalf of PALL.

B)
That it is a corporation legally incorporated according to the laws of the Mexican Republic, with the legal capacity to execute this Agreement, as established in Public Instrument Number 20,262, dated October 25, 2006, executed before Mr. Juan Jose Thomas Moreno, Notary Public Numer 7 for the State of Baja California, same that is duly recorded in the Public Registry of Property and Commerce of Tijuana, B.C.

C)	That it is PALL's best interests to formalize this Agreement.

D)	That he/she has inspected the LEASED PREMISES on behalf of PALL, and is interested in leasing said premises under the terms of this agreement.
III.    THE PARTIES STATE:
A) That in the execution of this agreement there has been no error, violence or bath faith between them and that they have sufficient faculties, same that have not been revoked, diminished or limited in any way.
CLAUSES
FIRST. SUBJECT MATTER
Under the terms and conditions of the present agreement, by this means, COLUNGA leases to PALL, the LEASED PREMISES referred to in paragraph A) and B) of Recital I) of this agreement, and PALL hereby receives the LEASED PREMISES to its satisfaction, having carried out an inspection of the LEASED PREMISES.
SECOND. TERM AND DELIVERY OF LEASED PREMISES

COLUNGA shall deliver the LEASED PREMISES to PALL for Beneficial Occupancy (as defined below) no later than December 3, 2007. The parties agree that the rent described in Clause Third below shall not be due and payable during Beneficial Occupancy of the LEASED PREMISES. The initial term of this Agreement, same that is strictly binding on both parties, begins on January 1st, 2008, and will conclude on December 31, 2012.
Beneficial Occupancy shall mean the period commencing no later than December 3, 2007 and ending on December 31, 2007, in which PALL will receive possession of the LEASED PREMISES without obligation to pay rent; however, all other obligations of PALL and COLUNGA hereunder shall be in full force and effect during Beneficial Occupancy and PALL will be responsible for the LEASED PREMISES under the terms and conditions hereof.
PALL has the option to extend the term of this Lease Agreement for 2 (two) additional period of 5 (five) binding years each. In the event that PALL decides to execute its extension rights, it must deliver a written notice to COLUNGA, with at least 180 (one hundred and eighty) natural days prior to the termination of the corresponding term. Otherwise, the Lease Agreement will automatically expire at the term agreed and PALL must return the LEASED PREMISES without any previous requirement.
In the event that PALL does not execute its extension correctly once this lease agreement has expired, and that it does not evict the LEASED PREMISES, the parties must observe Clause Twelfth, first paragraph of this agreement. The fact that PALL does not vacate the LEASED PREMISES or that the payment of the rents are received in account, will not constitute novation, extension or implied continuation of this Agreement. Therefore, COLUNGA maintains in every moment the right and action to force PALL to evict the LEASED PREMISES immediately following the end of the relevant term.
THIRD. RENT
Both parties agree and set forth the price for the Lease, the monthly rent in the amount of $27,280.00 (twenty seven thousand two hundred eighty dollars 00/100) legal currency of the United States of America, or in its equivalent in Mexican legal currency, at the exchange rate published by the Bank of Mexico in the Federal Official Gazette of the date of effective payment, plus the Value Added Tax.
The parties agree that after the thirteenth month of the lease, and until the termination of same, the monthly rent shall be raised, every year, in 3.5% per year. Such increase shall occur only once per year.
The same procedure will remain in case of extension of the lease agreement.
The monthly installments of rent shall be paid in advance on or before the third business day of the applicable month, at the address of COLUNGA or, at any other address indicated by COLUNGA to PALL; the aforementioned in accordance to the Clause SEVENTEENTH of the present agreement.
PALL must pay the total amount of the monthly rent, even if it delivers possession of the LEASED PREMISES to COLUNGA before the end of the corresponding month, therefore, it waives its right to pay only a part of the monthly rent as established by the article 2303 of the Civil Code for the State of Baja California.
Under no circumstances shall PALL withhold the rent, except under the case stated by article 2294 of the Civil Code for this State. It is expressly agreed that all claims by PALL in the events described in articles 2295, 2319 and 2364 of said Civil Code, as the case may be, shall be filed by PALL independently of PALL's obligations to pay the rent during the term of this agreement.
FOURTH. GUARANTY DEPOSIT
At the moment of execution of this Agreement, PALL delivers to COLUNGA, and COLUNGA receives from PALL the amount of US$54,560.00 (fifty four thousand five hundred sixty dollars 00/100) legal currency of the United States of America, equivalent to 2 (two) months of rent, as a guaranty deposit, in order to guaranty the compliance with all the obligations of PALL derived from the present Lease. The amount deposited will be returned to PALL at the termination of the present Lease, or of its extension, provided that no amount is due in favor of COLUNGA and that the building is returned in good conditions, normal wear and tear excepted. PALL will not have the right to receive interests for said deposit.
FIFTH. DESTINATION OF THE LEASED PREMISES
PALL will use the LEASED PREMISES for light manufacturing and/or warehousing of products.
PALL agrees to comply with the Internal Rules of Parque Industrial El Florido, and the possible future modifications made known to PALL in writing, avowing to know and understand said rules in all their terms. The rules are attached hereto as Exhibit 2.
SIXTH. RIGHT TO REDUCE THE PRICE OF THE LEASE
In the event that the LEASED PREMISES were destroyed or suffered severe damages by any reason not imputable to PALL, in such a way that prevents PALL from using the LEASED PREMISES for the purposes it was leased, COLUNGA, must determine within the following twenty (20) days after COLUNGA is informed of said damage or destruction, if the LEASED PREMISES can be rehabilitated or reconstructed to the same conditions as before the damage within two (2) months following the damage or destruction, and will notify PALL of said determination. If COLUNGA determines that the LEASED PREMISES can not be restored or reconstructed to the same conditions as before the damage, or the LEASED PREMISES are not so restored or reconstructed, within the two (2) month period from the date that the damage or destruction occurred, each of the parties, COLUNGA and PALL, will have the right to terminate this Lease without liability to either party, by way of written notice to the other party.
If COLUNGA determines that the LEASED PREMISES can be rehabilitated or reconstructed within the mentioned two (2) months, COLUNGA on its own account, will proceed to rehabilitate or reconstruct the LEASED PREMISES, and no rent shall be payable by PALL during the time the reconstruction lasts.
It is established that in the event of partial destruction of the LEASED PREMISES, for causes not imputable to PALL, the rent shall be partially reduced, in the same proportion that PALL is limited to use the LEASED PREMISES. This obligates PALL to notify COLUNGA of such event, by written notice, as soon as practical, but in no event later than 5 (five) days after the date in which PALL has knowledge of said damage.
SEVENTH. IMPROVEMENTS PAID BY PALL
PALL, at its own cost, will have the right to make interior improvements to the LEASED PREMISES without need of authorization, as long as the cost of said improvements do not exceed the amount of US$25,000 Dollars (Twenty Five Thousand Dollars 00/100) currency of the United States of America, and provided that they do not change or affect the structural integrity or the exterior appearance of the LEASED PREMISES. Notwithstanding the foregoing, PALL agrees not to make any structural modifications to the LEASED PREMISES without the written authorization from COLUNGA. The parties agree that all alterations on the floor or roof of the LEASED PREMISES shall also require the prior written authorization from COLUNGA. COLUNGA will act diligently and reasonably whenever written authorization is required, and under the basis that her consent will not be denied unless there is a justified cause. The request for said modifications must be sent with a set of layouts or blueprints and specifications to COLUNGA, for its authorization. If COLUNGA in a period no longer than 10 (ten) days, starting from the reception of the written request, does not oppose it, then such authorization will be considered granted. PALL is obligated to deliver the LEASED PREMISES to COLUNGA, in the same conditions and with the same characteristics it has at the moment of receiving it, normal wear and tear excepted. PALL agrees to pay for the damages caused to COLUNGA from removing or taking the leasehold improvements, in order to leave the LEASED PREMISES in its original condition. COLUNGA may apply the guaranty deposit to the payment of such repairs in the event that PALL does not comply with its obligation.
EIGHTH. UTILITIES OF THE LEASED PREMISES
COLUNGA states that the LEASED PREMISES have infrastructure installed for the provision of utilities in the following capacities: 1,000 KVA's of electricity, 0.81 Ips of water, 0.81 Ips of sewer, infrastructure for telephone lines. PALL is obligated to pay, at its own cost, for the connection and installation of the utilities, such as electricity, water, and telephone, among others, and, consequently, PALL shall directly negotiate with the company or person providing such utility services, and will be liable for any harm and damages caused to COLUNGA or to third parties by PALL, derived from the improper use of the utilities.
NINTH. MAINTENANCE OF THE LEASED PREMISES IN CHARGE OF COLUNGA
COLUNGA must repair any defects of construction, including any repairs of the roofs, walls, floors and any other construction defect of the LEASED PREMISES.
COLUNGA will also be responsible for the repairs of the construction defects of the structural items of the LEASED PREMISES.
COLUNGA agrees to repair in a timely manner, at its own account, the repairs referred to in this clause.
If COLUNGA does not perform its repair obligations described in this clause, PALL, after 10 (ten) days written notice to COLUNGA, shall have the right to take the actions necessary to perform the repairs. The costs reasonably incurred by PALL in connection with the repairs shall be reimbursed by COLUNGA within 5 (five) days after receiving notice and supporting documentation.
TENTH. MAINTENANCE OF THE LEASED PREMISES IN CHARGE OF PALL
PALL will maintain and repair all items as required from its use of the LEASED PREMISES or from an inadequate maintenance by PALL, including maintenance of electric systems and sewage, restrooms, the hydroneumatic pump, water storage system and piping, the interior and exterior paint, carpets, structural and non-structural walls, divisions, roofs, ventilation systems, air conditioner and ducts, doors and windows, of the LEASED PREMISES, in order to maintain them in the same condition that are received, including the necessary preventive maintenance. PALL is obligated to maintain the LEASED PREMISES in good state, and not to allow the accumulation of trash, wastes or any other scrap in the interior, exterior, as well as in the loading and unloading areas. PALL will not use the roof area of the LEASED PREMISES for storage, deposit or enclosure of goods or wastes, or any activity different from its natural purpose.

Once this Agreement or its extension(s) if any, expire, PALL is obligated to return the LEASED PREMISES in the same condition and state as it were at the moment of delivery, excepting the normal wear and tear, consequence of its ordinary use. PALL is obligated to return the interior and exterior paint of the LEASED PREMISES in the condition that it received the premises excepting the normal wear and tear.
COLUNGA will have the right to inspect the LEASED PREMISES during business days and hours in order to determine the condition and state of said premises, with prior notice to PALL at least 48 (forty eight) hours in advance to the inspection, to which effect COLUNGA shall comply with all necessary safety measures imposed by PALL during the inspection. Inspections by COLUNGA will not be more often than twice a year and COLUNGA shall exercise its inspection right in a manner not to interfere or disturb PALL's use and enjoyment of the LEASED PREMISES.
ELEVENTH. RIGHT OF SUBLETTING OR ASSIGNING
PALL will have the right to sublet part or all the LEASED PREMISES, for light manufacturing and/or warehousing of products, but only with prior written authorization from COLUNGA, except in the event of sublease to subsidiaries or affiliated companies of PALL or PALL CORPORATION or to the company Ensatec, S.A. de C.V., in which events prior notice to COLUNGA will suffice.
In this last event, PALL will continue to be responsible before COLUNGA, as if it continued to be using/ occupying the LEASED PREMISES.
In the event of a partial or total assignment of the LEASED PREMISES by PALL to subsidiaries or affiliated companies of PALL or PALL CORPORATION, a prior written notice to COLUNGA will be required. If it is not the case, the partial or total assignment by PALL, will require the previous written consent of COLUNGA.
It is agreed between the parties that no authorization will be given by COLUNGA to assign part or all of the LEASED PREMISES to the company Ensatec, S.A. de C.V., unless it becomes a wholly owned subsidiary of PALL CORPORATION.

TWELFTH. DELIVERY OF LEASED PREMISES
It is expressly agreed that if PALL does not deliver the LEASED PREMISES after the expiration term of this Lease Agreement or its extension, if any, the monthly rental payments will automatically increase in a 100% (one hundred percent), taking into consideration the last price settled for said monthly payment. The aforementioned, does not constitute novation, extension or implied continuation of the Lease Agreement. Therefore, COLUNGA maintains in every moment, the right and action to obligate PALL to evict the LEASED PREMISES immediately after the end of the relevant term.
In the event that after the expiration term of this agreement, PALL leaves material and equipment at the LEASED PREMISES, same will be considered useless and idle and could be destroyed and handled as waste at COLUNGA’s consideration.
THIRTEENTH. INSURANCE
The parties agree that PALL will be responsible for the payment of an insurance policy, with coverage to the LEASED PREMISES for fire, lightning, explosion, earthquake, aircraft collision, smoke, storms, any type of vehicle collision, strike, student or civil riots, acts of vandalism, and floods, actions of its employees, workers, contractors, suppliers, clients, visitors and directors of PALL, in an amount of not less than the replacement value of the LEASED PREMISES which is currently the amount of US$2'170,000.00 (Two million one hundred seventy thousand dollars 00/100) dollars, currency of the United States of America. The insurance amount will be updated from time to time but not more than once a year. The insurance shall include civil liability for up to $500,000.00 dollars (five hundred thousand 00/100 dollars) United States of America Currency, and coverage for rental payments interruption for up to 12 (twelve) months. To such effect, COLUNGA will procure the issuance of an insurance policy complying with the terms of this Clause, with any authorized Insurance Company reasonably acceptable to PALL and offering competitive prices; the corresponding insurance company shall issue the policy directly in favor of COLUNGA and PALL will directly pay to the insurance company, on annual basis, and at least within 5 (five) days period before expiration date of the policy. This policy will cover the reposition value of the LEASED PREMISES, and will not include its contents.

FOURTEENTH. PAYMENT OF TAXES
The Value Added Tax (Impuesto al Valor Agregado) caused by this Agreement, will be covered by PALL and paid by COLUNGA.
Likewise, PALL is expressly obligated to reimburse COLUNGA the amounts paid for Real Estate Tax levied by the LEASED PREMISES. Therefore, COLUNGA will pay said tax in advance and at an annual basis on January of each year, and PALL will reimburse that amount to COLUNGA. The parties agree, however, that PALL shall not reimburse any fines, interests, or other amounts that might be payable by COLUNGA derived from an untimely or inaccurate payment of property tax by COLUNGA. COLUNGA shall pay property tax to the corresponding authorities in a manner so as to take advantage of any incentives or discounts that may be available as a result of timely and/or early payment of property tax. COLUNGA shall provide copies of the property tax paid when requesting the reimbursement, and shall deliver to PALL the invoice corresponding to the reimbursed amount.
FIFTEENTH. PAYMENT OF MAINTENANCE FEES
PALL is obligated to pay directly the corresponding quotas, for the maintenance of the LEASED PREMISES, to PARQUE INDUSTRIAL EL FLORIDO, Seccion Colinas, located in this city, in exchange of the relevant invoices to be issued by such entity or the responsible for such maintenance
SIXTEENTH. RIGHT OF FIRST REFUSAL
The parties agree that in the event COLUNGA decides to sell the LEASED PREMISES, PALL shall have a right of first refusal to acquire the LEASED PREMISES. To such effect, upon COLUNGA's receipt of a bona fide offer to buy the LEASED PREMISES from a third party prospect, COLUNGA shall notify PALL with respect to such good faith offer from the prospect and shall include a copy of the letter of intent signed by such prospect, and PALL shall have a term of 60 (sixty) days as of the date of receipt of the notice by COLUNGA, to exercise its right of first refusal for the acquisition of the LEASED PREMISES. A third party prospect means an individual or entity unrelated to COLUNGA that in good faith has signed a letter of intention with COLUNGA whereby COLUNGA is legally obligated to sell the LEASED PREMISES, subject only to the exercise by PALL of its right of first refusal under the terms of this Clause. PALL shall exercise its right of first refusal in writing and the parties shall execute the corresponding purchase and sales contract before a notary public within 30 (thirty) days following the date of exercise of the right of first refusal by PALL.
In the event that PALL does not exercise its right, in writing, during the term mentioned, PALL will lose its right to acquire the LEASED PREMISES.
SEVENTEENTH. ADDRESS
For all legal effects derived from the present Lease, the parties designate the following as their addresses; in reserve of any other future domicile designated by them.
COLUNGA
MRS. BLANCA ESTELA COLUNGA SANTELICES
Cerro del Obispado No. 11507
Lomas de Agua Caliente
Tijuana, B.C., 22440
Mexico
PALL
PALL LIFE SCIENCES MEXICO, S. DE R.L. DE C.V.
Calle Colinas No. 11730
Parque Industrial El Florido, Seccion Colinas
Delegacion La Presa
Tijuana, B.C. 22680
GUARANTOR
PALL CORPORATION
2200 Northern Blvd.
East Hills, New York 11548
Attention: Legal Department
Any notice or judicial order to be delivered under the terms of this agreement, must be made in writing and delivered personally to the other party, or sent through certified mail, prepaid mailing stamp, or overnight courier, to the address established above, in which case the corresponding notice will be considered delivered 15 (fifteen) days after the day it was sent.
EIGHTEENTH. ASSIGNMENT OR ALLOWANCE

COLUNGA may, subject to the right of first refusal set forth in Clause Sixteenth, assign or negotiate its rights under the present Lease to any Credit or Banking Institution, whether it be foreign or national, or to any other legally incorporated entity or individual, provided that the assignee or purchaser of said rights agrees will not disturb the peaceful possession of the LEASED PREMISES or any other right of PALL derived from the present Lease Agreement, as long as PALL continues to comply with its obligations under this Agreement. In the event that PALL does not exercise its right of first refusal under Clause Sixteenth, and the title of property is transferred or purchased, the assignee shall be obligated to accept PALL as its tenant in this Lease, and to comply with the assumed obligations by COLUNGA in the present Lease; PALL agrees to recognize such assignee or any other person acquiring title of the LEASED PREMISES.
In order to comply with the aforementioned, PALL will have the obligation to deliver to COLUNGA within the next 10 (ten) days after receiving the corresponding notice, estoppel letters as reasonably required by COLUNGA for said operation.
In such event, COLUNGA will notify PALL by writing, of its intention to assign the rights to this Agreement, and PALL will have the obligation to make the rental payments in the address of the corresponding asignee.
NINETEENTH. BREACH
The parties agree that the breach of any obligations established herein by one party will grant the other party the right to claim obligatory and specific performance or the termination of the present Agreement.
In the event that one of the parties fails to fulfill with any of the obligations established in this agreement, and once said breach has been notified, it/she will have a term of 10 (ten) working days to fulfill said obligation. The aforementioned, will not apply to the obligations related to the payment of rent and reimbursement of property tax and insurance agreed by PALL, which will have to be fulfilled at the time established in this agreement.

Likewise, if PALL abandons the LEASED PREMISES for a period of 60 (sixty) days or more without paying the rent, COLUNGA could terminate this agreement without prior judicial order and will have the right to occupy the LEASED PREMISES immediately. The aforementioned, independently of the right to file an action for damages and losses against PALL.
TWENTY. ENVIRONMENTAL
PALL agrees to comply with all Environmental Laws applicable to PALL's use of the LEASED PREMISES during all the term that PALL is in possession of the LESAED PREMISES. PALL may use any ordinary and customary materials, which are reasonably required to be used in the normal course, so long as the use thereof is in compliance with all Environmental Laws, and does not expose the LEASED PREMISES or neighboring property to any meaningful risk of hazardous substance contamination or damage or expose COLUNGA to any liability therefore. Any contamination of the LEASED PREMISES generated by PALL, shall be cleaned up and remediated at PALL's own cost and expense, including expenses, fees, as well as any other costs for final disposal and/or confinement of any hazardous residues and/or materials.
COLUNGA shall indemnify PALL for any contamination that may be found at the LEASED PREMISES provided that such contamination was generated prior to the execution of this agreement. In such event, COLUNGA shall perform all activities needed to clean up and/or remediate the LEASED PREMISES in compliance with the Environmental Laws.
The parties hereby acknowledge that PALL has been allowed to perform a Phase I environmental study on the LEASED PREMISES prior to the date of execution hereof, and that such study concluded that no apparent signs of contamination were found at the LEASED PREMISES. Attached is a copy of said study, as Exhibit 3.
The term "Environmental Laws" shall mean any and all laws, regulations, resolutions, orders, and permits concerning the preservation and restoration of the ecological balance, as well as the environmental protection within the Mexican Republic.

TWENTY FIRST. GUARANTOR
PALL has required PALL CORPORATION to execute a Lease Guaranty, which executed and notarized copy has been delivered to COLUNGA, whereby PALL CORPORATION guarantees and obligates itself with COLUNGA to assure an adequate and opportune fulfillment of every economic obligation acquired by PALL under this agreement; including the payment of rent, moratorium and any related indemnification amount. Through the Lease Guaranty PALL CORPORATION obligates itself as guarantor jointly and severally, in an unlimited way, with PALL, to pay any amount that may result from said concepts. Likewise, PALL CORPORATION waives the benefits of order, the right of excusion, and any other right, guaranty, or caution that could exist in its favor.
The guarantor shall guaranty PALL's obligations, for the duration of this agreement, its extension(s), if any, or implied continuation, until PALL had paid and fulfilled all the obligations established herein, including increments in the rent as established herein. The aforementioned should not prevent that a grace period could be granted to PALL for the payment or fulfillment of its obligations or that a legal action could not be filed immediately after PALL's breach of contract.
TWENTY SECOND. JURISDICTION
Everything related to the interpretation and compliance of the present Agreement, is submitted by the parties to the jurisdiction and venue of the Courts of the city of Tijuana, State of Baja California, and to the applicable laws to said state, expressly waiving any other jurisdiction that might correspond them by reason of their present or future domiciles.

TWENTY THIRD. LANGUAGE
This agreement is executed in English and Spanish versions. For its interpretation, or in the event of any controversy or dispute with respect to its terms, the Spanish version will prevail.
TWENTY FOURTH. AMENDMENTS
The parties agree that any amendment to this agreement will only be valid if it is in writing signed by COLUNGA and PALL, with prior notice to GUARANTOR, in the understanding that the lack of notice shall not affect the terms and conditions of the Guaranty.
The parties knowing the content, reach, and legal consequences of all and each one of the aforementioned clauses obligate themselves, to abide by them, and they sign it before witnesses, in the city of Tijuana, Baja California, on December 3, 2007.
COLUNGA
MRS. BLANCA ESTELA
COLUNGA SANTELICES

[GRAPHIC APPEARS HERE]

MRS. BLANCA ESTELA COLUNGA
SANTELICES

PALL
PALL LIFE SCIENCES MEXICO, S. DE R.L. DE C.V.

[GRAPHIC APPEARS HERE]

Leobardo Tenorio Malof
REPRESENTATIVE

WITNESS

Mr. Felix M. Diaz
President Global Manufacturing & Latin America

WITNESS	WITNESS [GRAPHIC APPEARS HERE]

MR. MANUEL F. PASERO	[GRAPHIC APPEARS HERE]

EXHIBITS

1	PLOT PLAN

2	REGULATIONS OF INDUSTRIAL PARK

3	PHASE I STUDY

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